Exhibit 10.3

WINDSTREAM EXECUTIVE SEVERANCE PLAN

ARTICLE I
PURPOSE

The Windstream Executive Severance Plan (the “Plan”) was established effective as of September 1, 2017 (the “Effective Date”). The purpose of the Plan is to provide severance benefits to certain eligible employees of Windstream Services, LLC, a Delaware limited liability company (the “Company”), who are terminated from employment in certain limited circumstances. The Plan is intended to replace each existing offer letter, employment agreement and severance agreement between the Company and Participants (as defined below) regarding severance or Change in Control (as defined below) benefits.

ARTICLE II
DEFINITIONS

For the purposes of the Plan the following definitions shall apply:

2.1    “Accrued Obligations” means the sum of (a) Participant’s Base Salary through the Date of Termination to the extent not already paid, (b) Participant’s business expenses that are reimbursable in accordance with the Company’s policies and for which Participant submits for reimbursement within thirty (30) calendar days following the Date of Termination, but have not been reimbursed by the Company as of the Date of Termination, and (c) Participant’s accrued, unused vacation time.

2.2    “Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

2.3    “Annual Incentive Target” means Participant’s target annual incentive opportunity expressed as a percentage of Participant’s base salary. Any “special” or other bonus arrangements are specifically excluded from this definition.

2.4    “Base Salary” means Participant’s annual rate of base salary in effect immediately prior to the occurrence of the facts, circumstances or reasons giving rise to Participant’s termination of employment.

2.5    “Board” means the Board of Directors of the Corporation, as constituted from time to time.

2.6    “Business Combination” means the consummation of a reorganization, merger or consolidation or sale or other disposition of more than fifty percent (50%) of the assets of the Corporation.

2.7    “Cause” for termination by the Company of Participant’s employment shall mean the occurrence of any one of the following: (a) Participant’s substantial, willful failure or refusal to perform the duties or render the services reasonably assigned to Participant by the Company or any Affiliate other than resulting from Participant’s incapacity due to physical or mental illness,

(b) a conviction, guilty plea or plea of nolo contendere of Participant for any felony, (c) the willful engaging by Participant in misconduct that is demonstrably and materially injurious to the Company or any Affiliate, monetarily or otherwise, (d) a material violation by Participant of the corporate governance board guidelines or code of ethics of the Company or any Affiliate, (e) a material violation by Participant of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation, or (f) the repeated use of alcohol by Participant that materially interferes with his/her duties, the use of illegal drugs by Participant, or a violation by Participant of the drug and/or alcohol policies of the Company or any Affiliate. No act or omission on Participant’s part shall be considered “willful” unless it is done or omitted in bad faith or without Participant’s reasonable belief that the action or omission was in the best interests of the Company. Any purported termination for Cause that does not follow the notice provisions set forth in Section 2.22 shall be deemed a termination without Cause.

2.8    “Change in Control” means if at any time any of the following events shall have occurred:

a.The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Voting Securities of the Corporation where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that for purposes of this definition, any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph c. below shall not be deemed to result in a Change in Control;

b.Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose appointment or election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

c.A Business Combination unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the outstanding shares of common stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Voting Securities, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Incumbent Board members at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

d.    Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

2.9    “Change in Control Protection Period” means the period commencing on a Change in Control and ending on the second anniversary thereof.

2.10    “CIC Restrictive Covenant Period” means the number of months specified in Participant’s Participation Notice.

2.11    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

2.12    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.13    “Company” means Windstream Services, LLC, and any successor to its business or assets, by operation of law or otherwise.

2.14    “Corporation” means Windstream Holdings, Inc.

2.15    “Date of Termination” means the effective date of Participant’s termination of employment with the Company or its Affiliates.

2.16    “Disability” shall be deemed the reason for the termination by the Company of Participant’s employment if, as a result of Participant’s incapacity due to physical or mental illness, Participant has been absent from the full-time performance of Participant’s duties with the Company or an Affiliate for a period of six (6) consecutive months, the Company has given Participant a Notice of Termination for Disability, and within twenty (20) business days after the Notice of Termination is given, Participant has not returned to the full-time performance of Participant’s duties. Any purported termination for Disability that does not follow the notice provisions set forth in Section 2.22 shall be deemed not to be a termination for Disability.

2.17    “Eligible Employee” means an individual who is qualified and designated as such pursuant to Section 3.1 hereof.

2.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19    “Good Reason” for termination by Participant of Participant’s employment means the occurrence on or after a Change in Control, without Participant’s express written consent, of any one of the following:

a.a material adverse alteration in the nature or status of Participant’s authority, duties, or responsibilities from those in effect immediately prior to the Change in Control;

b.any reduction in Participant’s Base Salary;

c.a transfer of Participant’s principal place of employment to a location more than thirty-five (35) miles away from his/her principal place of employment immediately prior to the Change in Control;

d.the failure by the Company to maintain Participant’s total compensation opportunity (i.e., base salary, short-term incentive, and long-term incentive) in the aggregate, as of the Effective Date or, if later, the date on which the Participant becomes eligible to participate in the Plan, or such higher compensation opportunity as determined by the Company from time to time, unless such compensation is changed by the Company as part of a change in the Company’s executive compensation program in a manner applied equally to similarly situated executives;

e.the failure by the Company to continue to provide Participant with health, welfare and retirement benefits substantially similar, in the aggregate, to those enjoyed by Participant under the Company’s employee benefit plans in which Participant was participating, or the failure by the Company to provide Participant with the number of paid vacation days to which Participant is entitled in accordance with the Company’s normal vacation policy, unless such benefits are changed by the Benefits Committee of the Company as part of a change in the Company’s executive benefit program in a manner applied equally to similarly situated executives;

f.the failure by the Company to pay to Participant any portion of Participant’s current compensation, or to pay to Participant any deferred compensation under any deferred compensation program of the Company, within five (5) calendar days after the date the compensation is due (taking into account applicable restrictions under Section 409A or other applicable law) or to pay or reimburse Participant for any expenses incurred by him/her for required business travel; or

g.any failure by the Company to comply with and satisfy Section 9.4 of the Plan, other than an unintentional failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by Participant.

An event described in Section 2.19(d) or (e) (including, but not limited to, a Company decision regarding a Participant’s total compensation opportunity or health, welfare and retirement benefits, but excluding a decision made as part of a change in the Company’s executive compensation or executive benefit program that is made in a manner applied equally to similarly situated executives) shall not constitute Good Reason if Participant consents to the event in writing.

2.20    “Incumbent Board” means the individuals who, as of the Effective Date, constitute the Board.

2.21    “Notice of Occurrence of Good Reason” means the written notice of the occurrence of an event, which has become effective, that Participant believes to constitute Good Reason for

Participant to terminate his/her employment that is communicated in accordance with Section 9.2 of the Plan.

2.22    “Notice of Termination” means the written notice of termination of Participant’s employment that is communicated in accordance with Section 9.2 of the Plan. If the Company terminates Participant for Cause or Disability, the Notice of Termination shall specify in reasonable detail the grounds for the termination for Cause or Disability.

2.23    “Outplacement Services” means outplacement services from a recognized outplacement service provider.

2.24    “Participant” means an Eligible Employee who meets the eligibility requirements and other conditions of Sections 3.1 and 3.2 hereof (including the timely execution and delivery of a Participation Notice), until such time as the Eligible Employee’s participation ceases in accordance with Section 3.3 hereof.

2.25    “Participation Notice” means the notice provided to an employee of the Company that designates such individual as a Participant in the Plan and the terms and conditions of such individual’s participation in the Plan, which notice shall be substantially in the form set forth on Exhibit A.

2.26    “Person” means any individual, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

2.27    “Protection Period” has the meaning specified in Section 8.11(e).

2.28    “Section 409A” shall mean Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.29    “Severance Multiplier” means the multiplier applicable to a Participant as stated in such Participant’s Participation Notice.

2.30    “Voting Securities” means the securities of the Corporation which entitle the owner or holder thereof to vote generally for the election of Corporation directors.

ARTICLE III
ELIGIBILITY FOR SEVERANCE PAYMENTS AND BENEFITS

3.1    Eligible Employees. Eligibility to participate in the Plan shall be limited to those officers and key employees of the Company and its Affiliates who (a) are full-time employees, and (b) are designated as Eligible Employees by the Chief Executive Officer and the Chief Human Resources & Legal Officer of the Company, in their sole discretion, provided that in no event may an executive officer subject to the reporting requirements of Section 16 of the Exchange Act be considered an Eligible Employee unless approved by the Compensation Committee of the Board of Directors of the Company.

3.2    Participation. As a condition to becoming a Participant and being entitled to the benefits and protections provided under the Plan, each Eligible Employee must execute and deliver a Participation Notice to the Company within thirty (30) calendar days after the Eligible Employee first receives the Participation Notice to be executed.

3.3    Duration of Participation. An Eligible Employee participating in the Plan shall cease to be a Participant in the Plan if the Eligible Employee ceases to be employed by the Company or an Affiliate for any reason, unless such Eligible Employee is then entitled to a severance benefit as provided in Section 3.4 or 3.6 of the Plan. Notwithstanding anything herein to the contrary, a Participant who is entitled to a severance benefit as provided in Section 3.4 or 3.6 of the Plan shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to Participant in full.

3.4    Change in Control Protection Period. If, during a Change in Control Protection Period, (a) the Company shall terminate a Participant’s employment other than for Cause, Disability or death, or (b) Participant shall terminate employment for Good Reason (after having complied with Section 3.5), then the Company shall provide the following benefits to Participant, in addition to the Accrued Obligations:

Payment	How Payment is Calculated
Prorated Annual Incentive Target
Product of:
(x) Participant’s Annual Incentive Target in effect immediately prior to the Change in Control or, if higher, on the Date of Termination, and
(y) a fraction the numerator of which is the number of calendar days in the current fiscal year through the Date of Termination and the denominator of which is 365.

The prorated Annual Incentive Target shall be paid in a single lump sum as soon as administratively practicable following the effective date of the release of claims agreement detailed in Section 3.7.

Incentive Compensation for Completed Fiscal Year
Amount of any incentive compensation that has been allocated or awarded to Participant for a completed fiscal year or other completed measuring period preceding the occurrence of the Date of Termination under any incentive compensation plan but has not yet been paid to Participant.

The incentive compensation under this provision shall be based on actual results and paid in a single lump sum at the time all other incentive compensation payments for the applicable measuring period are paid.

Severance Pay	Product of: (x) Participant's Severance Multiplier, and (y) the sum of (i) Participant's Base Salary in effect immediately prior to the Change in Control or, if higher, on the Date of Termination, plus

(ii) Participant’s Annual Incentive Target in effect immediately prior to the Change in Control or, if higher, on the Date of Termination.

The Severance Pay shall be paid in a single lump sum as soon as administratively practicable following the effective date of the release of claims agreement detailed in Section 3.7.

COBRA Premium Subsidy
The product of:
(x) Participant’s monthly premium for health and dental insurance continuation coverage for Participant and Participant’s family, if applicable, under COBRA, based on the monthly premium rate for such coverage in effect on the Date of Termination, and
(y) Participant’s CIC Restrictive Covenant Period

The COBRA Premium Subsidy shall be paid in a single lump sum as soon as administratively practicable following the effective date of the release of claims agreement detailed in Section 3.7.

Outplacement
The Company shall, at its sole expense as incurred, make available to Participant Outplacement Services, provided that (i) the cost to the Company shall not exceed $25,000, and (ii) in no event shall the period during which the outplacement service expenses are incurred or the period during which the expenses are paid extend beyond twelve (12) months after Participant’s Date of Termination.

Vested Benefits
The Company shall pay to Participant all vested benefits or other amounts that Participant is otherwise entitled to receive under any plan, policy, practice, program, contract or agreement with the Company or any of its Affiliates in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified herein.

If (a) Participant is terminated by the Company without Cause, or an event constituting Good Reason occurs, following the public announcement of a definitive agreement that, when consummated, would constitute a Change in Control, and (b) such Change in Control is consummated, then the termination or event constituting Good Reason shall be deemed to occur within the Change in Control Protection Period, and Participant shall be entitled to the benefits described in this Section 3.4.

3.5    Any Participant claiming Good Reason to terminate his/her employment must provide the Company a Notice of Occurrence of Good Reason within ninety (90) calendar days after the occurrence of the event. Unless the Company waives in writing its rights under this Section 3.5, failure for any reason to give Notice of Occurrence of Good Reason shall be deemed a waiver of the right to terminate employment for such Good Reason. Following receipt of the Notice of Occurrence of Good Reason, the Company shall have a period of thirty (30) calendar days in which to cease and/or cure the event, circumstance, or conduct constituting Good Reason (the “Cure Period”). If the event, circumstance, or conduct constituting Good Reason is ceased and/or cured within the Cure Period, Participant will not be entitled to severance payments and benefits with respect to such occurrence. If the Company waives in writing its right to cure or does not cure the event, circumstance, or conduct constituting Good Reason within the Cure Period, Participant shall have thirty (30) days after the earlier of the receipt of the written waiver or end of the Cure Period to provide Notice of Termination to the Company in order to exercise the right to terminate employment for Good Reason with respect to such event, circumstance, or conduct. If Participant fails to deliver Notice of Termination within such time period, such failure shall be deemed a waiver of the right to terminate employment for Good Reason as a result of such event, circumstance, or conduct. Following the Notice of Termination, the Company will have no opportunity to cure, and Participant will be entitled to severance payments and benefits under the Plan. Participant’s actual termination date shall be determined in the sole discretion of the Company but no later than thirty (30) calendar days from the date of the Notice of Termination. Notwithstanding anything in this Plan to the contrary, in the event of any reduction in a Participant’s total compensation opportunity or employee benefits that would constitute Good Reason under Section 2.19, such reduction shall be disregarded for purposes of calculating amounts due to the Participant under Section 3.4 or 3.6.

3.6    Outside of Change in Control Protection Period. If, other than during a Change in Control Protection Period, Participant’s employment is terminated by the Company for any reason other than Cause, Disability or death (but specifically excluding a resignation by Participant for any reason or no reason), then the Company shall provide the following benefits to Participant, in addition to the Accrued Obligations:

Payment	How Payment is Calculated
Incentive Compensation for Completed Fiscal Year
Amount of any incentive compensation that has been allocated or awarded to Participant for a completed fiscal year or other completed measuring period preceding the occurrence of the Date of Termination under any incentive compensation plan but has not yet been paid to Participant.

The incentive compensation under this provision shall be based on actual results and paid in a single lump sum at the time all other incentive compensation payments for the applicable measuring period are paid.

Severance Pay
Sum of:
(x) Twelve (12) months of Participant’s Base Salary on the Date of Termination, and
(y) Annual Incentive Target in effect on the Date of Termination.

The Severance Pay shall be paid in equal biweekly installments, with one installment being paid each regular pay day starting in the month following the effective date of the release of claims agreement detailed in Section 3.7.

COBRA Premium Subsidy
The product of:
(x) Participant’s monthly premium for health and dental insurance continuation coverage for Participant and Participant’s family, if applicable, under COBRA, based on the monthly premium rate for such coverage in effect on the Date of Termination, and
(y) Twelve (12).

The COBRA Premium Subsidy shall be paid in a single lump sum as soon as administratively practicable following the effective date of the release of claims agreement detailed in Section 3.7.
Outplacement
The Company shall, at its sole expense as incurred, make available to Participant Outplacement Services, provided that (i) the cost to the Company shall not exceed $25,000, and (ii) in no event shall the period during which the outplacement service expenses are incurred or the period during which the expenses are paid, extend beyond twelve (12) months after Participant’s Date of Termination.

Vested Benefits
The Company shall pay to Participant all vested benefits or other amounts that Participant is otherwise entitled to receive under any plan, policy, practice, program, contract or agreement with the Company or any of its Affiliates in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified herein.

3.7    Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any benefits to a Participant under Section 3.4 or 3.6 hereof unless: (a) Participant first executes no later than forty-five (45) calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit B, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law, (b) Participant does not revoke the release within seven (7) days after signature, and (c) the release becomes effective and irrevocable in accordance with its terms. If the combined release execution period and revocation period span two (2) calendar years, payments subject to the release will commence in the second calendar year.

3.8    Exclusive Severance Benefit. Notwithstanding the foregoing provisions of this Article III, and except as specifically provided below, any severance payments or benefits received by a Participant pursuant to the Plan shall be in lieu of any benefits under the Windstream Severance Pay Plan or any other severance or reduction-in-force plan, program, policy, agreement or arrangement maintained by the Company or an Affiliate (not including an equity award agreement, retirement or deferred compensation plan or similar plan or agreement which may contain provisions operative on a termination of Participant’s employment or which may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment) and in lieu of any severance or separation pay benefit that may be required under applicable law. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Participant under any of the provisions of the Plan.

3.9    Tax Withholding. The Company may withhold from all payments due to Participant (or his/her estate) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld.

3.10    Coordination with WARN Act. To the extent that the Company determines that Participant’s termination may be subject to the Worker Adjustment and Retraining Notification Act or any other similar federal, state or local law regarding mass employment separations (collectively, “WARN Act”), notwithstanding any other provision of the Plan, the Company shall endeavor to comply with the WARN Act, to the extent applicable, by giving notice of the termination (“WARN Act Notice”) at least sixty (60) days in advance of the termination date. The period between the WARN Act Notice date and the termination date is hereinafter referred to as “WARN Act Notice Period.” The Company’s determination that a Participant may be subject to the WARN Act and/or any corresponding actions taken or statements made are not an admission or indication that any WARN Act or WARN Act obligations are applicable, triggered, invoked or owed and do not waive or otherwise hinder the Company’s ability to argue the WARN Act does not apply or to take other similar positions.

The Company may excuse Participant from work during all or part of the WARN Act Notice Period and provide Participant with a payment or payments intended to satisfy all or part of any potential WARN Act obligations, including those during the WARN Act Notice Period. If this occurs, any benefit shall be reduced and offset by and may be coordinated with any payment(s) Participant receives during the WARN Act Notice Period After any offset/deduction, the Company will provide the remaining benefits (subject to the release requirement described in Section 3.7) to Participant.

If Participant is not excused from work following the WARN Act Notice date, the regular salary or wages paid to Participant during the WARN Act Notice Period will constitute Participant’s usual compensation and not a benefit under the Plan.

3.11    Payment After Participant’s Death. If Participant dies after all conditions to receive benefits under Section 3.4 or 3.6 have been satisfied, any amount not yet paid to Participant under the Plan (other than amounts which, by their terms, terminate upon the death of Participant) shall be paid in accordance with the terms of the Plan to the executors, personal representatives, or administrators of Participant’s estate.

3.12    No Duplication. In no event shall payments in accordance with this Plan be made in respect of more than one of Section 3.4 or 3.6.

ARTICLE IV
TAX INFORMATION

4.1    IRS Code Section 280G.

a.For the purposes of this Section 4.1, the following definitions apply:

i.“Accounting Firm” means an independent, certified public accounting firm with recognized specialization and expertise in the valuation of change-in-control severance benefits and the tax calculations required by this Section, designated by the Company prior to a Change in Control; however, if the Accounting Firm is not willing or able to value the restrictive covenants in Article VIII (or in the release of claims agreement in the form attached hereto as Exhibit B), then the restrictive covenants shall be valued by an independent third-party valuation specialist selected by the Company prior to a Change in Control.

ii.“Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

iii.“Net After-Tax Benefit” means the aggregate Value of all Payments to Participant, net of all taxes imposed on Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm after considering any value attributable to the restrictive covenants in Article VIII (or in the release of claims agreement in the form attached hereto as Exhibit B) that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

iv.“Payment” shall mean any payment or distribution by the Company in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Participant that is contingent on a Change in Control, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise.

v.“Reduced Amount” means the greatest amount of Payments that can be paid to Participant that would not result in the imposition of the Excise Tax upon Participant if the Accounting Firm determines to reduce Payments to Participant pursuant to this Section 4.1, after considering any value attributable to the restrictive covenants in Article VIII (or in the release of claims agreement in the form attached hereto as Exhibit B) that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

vi.“Value” of a Payment means the economic present value of a Payment as of the date of the Change in Control (or such other date as required pursuant to Section 280G), as determined by the Accounting Firm pursuant to Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.

b.If the Accounting Firm determines that any Payment to Participant would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the aggregate amount of the Payments payable to Participant to the Reduced Amount. The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Participant would have a greater Net After-Tax Benefit if Participant’s Payments were reduced to the Reduced Amount. If, instead, the Accounting Firm determines that Participant would have a greater Net After-Tax Benefit if Participant’s Payments were not reduced to the Reduced Amount, Participant shall receive all Payments to which Participant is entitled under the Plan.

c.If the Accounting Firm determines that the aggregate Payments otherwise payable to Participant should be reduced to the Reduced Amount pursuant to this Section 4.1, the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4.1 shall be binding upon the Company and Participant and shall be made within thirty (30) business days after a termination of Participant’s employment or such earlier date as requested by the Company. The reduction of Participant’s Payments to the Reduced Amount, if applicable, shall be made by reducing the

Payments detailed in Section 3.4 (and no other Payments) in the following order: (i) Severance Pay, (ii) Prorated Annual Incentive Target, (iii) COBRA Premium Subsidy, and (iv) Outplacement Services. All fees and expenses of the Accounting Firm pursuant to this Section 4.1 shall be borne solely by the Company.

4.2    IRS Code Section 409A.

a.Section 409A imposes payment restrictions on “nonqualified deferred compensation” (potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that the Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under the Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible and, to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A to the maximum extent possible. To the extent that none of these exceptions applies, and to the extent that the Company determines it is necessary to comply with Section 409A (e.g., if Participant is a “specified employee” within the meaning of Section 409A), then notwithstanding any provision in the Plan to the contrary, all amounts that would otherwise be paid or provided to such Participant during the first six (6) months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day that is more than six (6) months after Participant’s separation from service.

b.A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of the Plan, references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

c.Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under the Plan for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that the release described in Section 3.7 becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, a Participant’s right to receive installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments.

d.Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under the

Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through Participant) as a result of the Plan.

ARTICLE V
PLAN ADMINISTRATION

5.1    The Plan shall be administered by the Benefits Committee (the “Committee”) of the Company. The Committee shall be the plan administrator for purposes of ERISA.

5.2    The Committee shall be a fiduciary under ERISA, having all powers expressly conferred upon it under the Plan and such other powers as are reasonably necessary to carry out expressed powers, authority and duties. The Committee shall have the discretionary power and authority to interpret and construe the provisions of the Plan and to make factual determinations in deciding whether a claimant (defined below) is entitled to benefits under the Plan. Benefits under the Plan shall be paid only if the Committee decides in its discretion that the claimant is entitled to benefits under the Plan. The Committee shall have the maximum discretion permitted under law to interpret the Plan, and all decisions of the Committee shall be final and binding on all interested parties.

5.3    Committee action shall be taken only with majority approval, which may be expressed by a vote at a meeting of the Committee or in writing without a meeting.

5.4    The Company shall indemnify any officer, director or employee of the Company to whom any power, authority or responsibility is allocated or delegated under the Plan for any liability actually and reasonably incurred with respect to the exercise or failure to exercise such power, authority or responsibility, unless such liability results from such person’s own gross negligence or willful misconduct.

5.5    Any person who thinks that he/she is entitled to receive a benefit under the Plan (the “claimant”) shall make application in writing on the form and in the manner prescribed by the Committee. If any claim for benefits filed by a claimant is denied in whole or in part, the Committee shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than ninety (90) calendar days from the date the claim for benefits was filed. The notice issued by the Committee shall be written in a manner calculated to be understood by the claimant and shall include the following:

a.the specific reason or reasons for any adverse benefit determination;

b.the specific Plan provisions on which any adverse benefit determination is based;

c.a description of any further material or information that is necessary for the claimant to perfect his/her claim and an explanation of why the material or information is needed; and

d.an explanation of the Plan’s claim review procedure and time limits applicable to the Plan’s claim review procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

The Committee, as Plan administrator, shall comply with the additional requirements prescribed by DOL Reg. 2560.503‑1 for claims, including a determination of disability.

5.6    If the Committee denies a claim for benefits in whole or in part, or the claim is otherwise deemed to have been denied, the claimant or his/her duly authorized representative may submit to the Committee a written request for review of the claim denial within sixty (60) calendar days after the receipt of the notice of adverse benefit determination, which request shall contain the following information:

a.the date on which the claimant’s request was filed with the Committee; provided, however, that the date on which the claimant’s request for review was in fact filed with the Committee shall control in the event that the date of the actual filing is later than the date stated by the claimant pursuant to this paragraph (a);

b.the specific portions of the adverse benefit determination which the claimant requests the Committee to review;

c.a statement by the claimant setting forth the basis upon which he/she believes the Committee should reverse the previous adverse benefit determination and accept his/her claim as made; and

d.any written material (offered as exhibits) which the claimant desires the Committee to examine in its consideration of his/her position as stated pursuant to paragraph (c).

The claimant or his/her duly authorized representative may:

i.submit written comments, documents, records and other information relating to the claim for benefits; and

ii.review pertinent documents, including, upon request in the manner and form prescribed by the Committee and free of charge, being provided reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

The review by the Committee shall consider all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall furnish a written decision on review not later than sixty (60) calendar days after receipt of the written request for review of the adverse benefit determination, unless special circumstances require an extension of the time for processing the appeal. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension, and the Committee shall furnish a written decision on review not later than one hundred and twenty (120) calendar days after receipt of the written request for review of the adverse benefit determination. The decision on review shall be in writing, shall be written in a manner calculated to be understood by the claimant, and, in the case of an adverse benefit determination on review, shall include (a) specific reasons for the adverse benefit determination, (b) references to the specific Plan provisions on which the decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, (d) a statement that there is no voluntary appeal procedure offered by the Plan, and (e) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

The Committee shall comply with the additional requirements prescribed by DOL Reg. 2560.503‑1 for review of claims, including a determination of disability.

5.7    Notwithstanding anything to the contrary in the Plan, completion of the claims review procedures described in this Article shall be a condition precedent to the commencement of any external proceeding in connection with a claim for Plan benefits by a claimant or by any other person or entity claiming rights individually or through a claimant. Any suit or legal action initiated by a claimant must be brought by the claimant no later than one (1) year following a final decision on the claim under these claims procedures. The one (1) year statute of limitations on suits for benefits shall apply in any forum where a claimant initiates such suit or legal action. If a civil action is not filed within this period, the claimant’s claim will be deemed permanently waived and abandoned, and the claimant will be precluded from reasserting it.

ARTICLE VI
PLAN FUNDING

6.1    Benefits shall be paid solely out of the general assets of the Company. No Participant contributions are required or accepted.

6.2    All costs and expenses of Plan administration shall be paid by the Company.

ARTICLE VII
PLAN AMENDMENT AND TERMINATION

7.1    Prior to the consummation of a Change in Control, the Company shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as a Participant by the Chief Executive Officer and the Chief Human Resources & Legal Officer of the Company), provided that no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan. Notwithstanding the foregoing, during a Change in Control Protection Period, no amendment or termination of the Plan shall impair any rights or obligations to any Participant under the Plan (including the removal of an individual as a Participant) unless such Participant expressly consents to such amendment or termination.

ARTICLE VIII
RESTRICTIVE COVENANTS

8.1    Confidentiality. By signing the Participation Notice, during Participant’s employment and after the Date of Termination, Participant agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Participant to perform Participant’s responsibilities for the Company, any of the Company’s Confidential Information (as defined in Section 8.11 below) acquired by Participant in connection with, Participant’s employment with the Company. Participant acknowledges that the Confidential Information is the exclusive property of the Company. Upon termination of Participant’s employment with the Company, for any reason, or at the request of the Company at any time, Participant shall promptly return to the Company all property then in Participant’s possession, custody or control belonging to the Company, including all Confidential Information. Participant shall not retain any copies of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents in any form whatsoever (including information contained in computer or other electronic memory or on any computer or electronic storage device) relating in any way to the affairs of the Company and which were entrusted to Participant or obtained by Participant at any time during employment with the Company.
8.2    Customer Nonsolicitation. By signing the Participation Notice, Participant agrees that, during employment with the Company and thereafter during the Protection Period (as defined in Section 8.11 below), Participant will not, directly or indirectly (in a capacity where Participant could use specialized knowledge, training, skill or expertise, Confidential Information, or customer contacts or information obtained from the Company to the detriment of the Company): (i) solicit, attempt to solicit, call on, or accept business from any Customer (as defined in Section 8.11 below) or (ii) in any manner cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential business relationship with the Company.
8.3    Employee Nonsolicitation. By signing the Participation Notice, Participant agrees that, during employment with the Company and thereafter during the Protection Period, Participant will not directly or indirectly engage, solicit, hire, attempt to hire, or encourage any current employee or former employee (limited to former employees whose employment has been terminated or concluded for less than six (6) months) of the Company to leave or terminate his/her employment relationship with the Company.
8.4    Noncompetition. By signing the Participation Notice, Participant agrees that, if he/she receives benefits under the Plan pursuant to Section 3.4 or 3.6, he/she will comply with the noncompetition covenant outlined in Addendum 1 to the Plan.
8.5    Divisible Provisions. The individual terms and provisions of this Article VIII are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Article VIII shall thereby be affected. It is the intention of Participant and the Company that the potential restrictions on Participant’s solicitation and future employment imposed by this Article VIII be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Article VIII unreasonable in duration or geographic scope or otherwise, Participant and the Company agree that the restrictions and prohibitions contained herein may be modified by a court of competent jurisdiction and shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
8.6    Injunctive Relief and Remedies. In the event of a breach or threatened breach of any of Participant’s duties and obligations under this Article VIII, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages it may suffer), to (a) temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach, (b) cease making payments or providing benefits under Section 3.4 or 3.6 of the Plan (other than the Accrued Obligations and Vested Benefits), and (c) any other relief obtainable through statutory or common‑law means (including, but not limited to, applicable trade secrets law). By signing the Participation Notice, Participant expressly acknowledges that the harm that might result to the Company’s business as a result of any noncompliance by Participant with the provisions of this Article VIII would be irreparable. By signing the Participation Notice, Participant specifically agrees that if there is a question as to the enforceability of any of the provisions of this Article VIII, Participant will not engage in any conduct inconsistent with or contrary to this Article VIII until after the question has been resolved by a final judgment of a court of competent jurisdiction. The restrictions stated in this Article VIII are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable law. Nothing in this Article VIII is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable law to protect its trade secrets and confidential information.
8.7    Protected Activity. Nothing contained in the Plan, or any other agreement, policy, practice, procedure, directive or instruction maintained by the Company shall prohibit Participant from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Participant does not need prior authorization of any kind to make any such reports or disclosures to any Government Agency and Participant is not required to notify the Company that Participant has made such reports or disclosures. Nothing in the Plan limits any right Participant may have to receive a whistleblower award or bounty for information provided to any Government Agency. By signing the Participation Notice, Participant acknowledges that the Company has informed Participant, in accordance with 18 U.S.C. § 1833(b), that Participant may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure: (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.8    Notification. To enable the Company to monitor Participant’s compliance with the obligations imposed by this Article VIII, by signing the Participation Notice, Participant agrees to inform the Company, during the Protection Period, of the identity of any subsequent employer and Participant’s new job title, prior to commencing employment or serving in a potential Prohibited Capacity (as defined in Section 8.11 below) with another entity. Participant also agrees that he will disclose the existence of this Article VIII to any subsequent employer.

8.9    Exclusion of Certain Stock Ownership. Nothing in this Article VIII shall prohibit Participant from being (a) a stockholder in a mutual fund or a diversified investment company or (b) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Participant has no active participation in the business of such corporation or other entity.
8.10     Sufficient Consideration and Irreparable Damage. Participant acknowledges that the covenants contained in this Article VIII are a principal inducement for the willingness of the Company to maintain the Plan and make the payments and provide the benefits to Participant under the Plan and that the Company and Participant intend the covenants (a) to be binding upon and enforceable against Participant in accordance with their terms, regardless of whether a Change in Control or a Payment Trigger occurs and notwithstanding any common or statutory law to the contrary and (b) to survive and continue in full force in accordance with their terms notwithstanding the termination of the Plan. Participant agrees that the obligations of the Company under the Plan (specifically including, but not limited to, the obligation to make any payment or provide any benefit under Sections 3.4 and 3.6) constitute sufficient consideration for the covenants contained in this Article VIII. The Company and Participant further agree that the restrictions contained in this Article VIII are reasonable in period, scope and geographical area and are necessary to protect the legitimate business interests and Confidential Information of the Company and its Affiliates. Participant agrees that he/she will notify the Company and its Affiliates in writing if he/she has, or reasonably should have, any questions regarding the applicability of this Article VIII. Because Participant’s services are unique and because Participant has access to Confidential Information, the parties agree that the Company and its Affiliates would be damaged irreparably in the event any of the provisions of this Article VIII were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. In the event that Participant breaches or threatens to breach any such provision of this Article VIII, the parties agree that the Company and its Affiliates shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Participant hereby waives any claim that the Company or its Affiliates have an adequate remedy at law. The parties agree that the foregoing relief shall not be construed to limit or otherwise restrict the ability of the Company and its Affiliates to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.
8.11    Definitions. As used in this Article VIII, the following definitions shall apply:
a.    “Company” means the Company and its affiliates.
b.    “Confidential Information” means information pertaining to the business of the Company that is generally not known to or readily ascertainable to the industry in which the Company competes, and that gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable. Confidential

Information includes, but is not limited to, the Company’s trade secrets, information related to present and potential customers, vendors and suppliers (including, but not limited to, lists, contact information, requirements, contract terms, and pricing), methods of operations, research and development, product information, business technical information, including technical data, techniques, solutions, test methods, quality control systems, processes, design specifications, technical formulas, procedures and information, sales plans and strategies, pricing and profit information, financial information, marketing data, all agreements, schematics, manuals, studies, reports, and statistical information relating to the Company, all formulations, database files, information technology, strategic alliances, products, services, programs and processes used or sold, and all software licensed or developed by the Company, computer programs, systems and/or software, ideas, inventions, business information, know-how, improvements, designs, redesigns, creations, discoveries and developments of the Company. Confidential Information includes all forms of the information, whether oral, written or contained in electronic or any other format. Confidential Information excludes information which (i) is in the public domain through no act or omission of Participant in violation of any agreement that Participant is a party to with the Company, or (ii) has become available to Participant on a nonconfidential basis from a source other than the Company without breach of such source’s confidentiality or nondisclosure obligations to the Company.
c.    “Customer” means any actual or former customer or client of the Company that Participant knows to have been engaged as a customer or client of the Company during the one (1) year period prior to the Date of Termination.

d.“Prohibited Capacity” means:
i.The same or similar capacity or function in which Participant worked for the Company at any time during the last two (2) years of Participant’s employment; or
ii.Any other capacity in which Participant’s knowledge of Confidential Information would render Participant’s assistance to a Competing Business (as defined in Addendum 1) a competitive advantage.

e.    “Protection Period” means:
i.    The period commencing on the Date of Termination and ending on the date [CIC Restrictive Covenant Period] after the Date of Termination, if Participant is terminated and receives benefits pursuant to Section 3.4 of the Plan; or
ii.    The period commencing on the Date of Termination and ending on the date twelve (12) months after the Date of Termination, if Participant is terminated for any reason outside of Section 3.4 of the Plan, regardless of whether the termination is voluntary or involuntary.
In the event Participant breaches the covenants contained in this Article VIII, the periods defined in this Section shall be extended for an additional period of time equal to the time that elapses from the commencement of the breach to the later of (a) the termination of such breach or (b) the final resolution of any litigation stemming from such breach.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1    Neither the adoption nor the maintenance of the Plan shall be deemed to constitute a contract, implied or expressed, between the Company and any Participant. Nothing in the Plan shall affect the Company’s right to discharge or otherwise discipline Participants. The Plan does not create in Participant a right to employment or continued employment for any certain period.

9.2    For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by (1) United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt; (2) personal delivery to the Chief Executive Officer or Chief Human Resources & Legal Officer; or (3) email:

To the Company, with a copy to the Chief Human Resources & Legal Officer:

Windstream Services, LLC
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Attention: Chief Executive Officer
Tony.thomas@windstream.com
John.fletcher@windstream.com

To Participant: At Participant’s most recent mailing address in the records of Windstream Services, LLC, or at Participant’s Windstream employee email address (during employment)

9.3    Except as set forth in Section 3.11, nothing in the Plan shall be construed as giving any rights under the Plan to any third party, and no rights or benefits hereunder shall be subject to the debts or liabilities of any Participant or beneficiary. No Participant or beneficiary may alienate, transfer, assign or pledge any right or benefit under the Plan.

9.4    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume the Plan. The Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of the Plan) and the heirs, beneficiaries, executors and administrators of each Participant.

9.5    The Article and Section headings contained herein are for convenience of reference only and shall not be construed as defining or limiting the matter contained thereunder. Unless otherwise indicated, all references to Articles, Sections and subsections shall be to the Plan as set forth in the Plan. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included in the Plan.

9.6    The Plan and all rights hereunder shall be construed and enforced in accordance with ERISA and other applicable federal law. To the extent the Plan is not governed by federal law, the provisions of the Plan shall be construed and applied in accordance with the laws of the State of Arkansas.

IN WITNESS WHEREOF, Windstream Services, LLC has caused the Plan to be executed this 1st day of September, 2017.

WINDSTREAM SERVICES, LLC
By:

Addendum 1
A.    Noncompetition. Participant agrees that during the Protection Period (as defined below), and within the Restricted Territory (as defined below), he/she will not, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, perform services for or on behalf of a Competing Business (as defined below) in a Prohibited Capacity (as defined below).
1.    Application. This provision shall only apply to Participant if Participant receives benefits under the Plan pursuant to Section 3.4 or 3.6 thereof.

2.    Other Terms. The terms contained in Sections 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 and 8.11 of the Plan apply to this Addendum, as appropriate.

3.    Definitions.

a.“Competing Business” means any person, corporation or enterprise that, in direct competition with the Company, provides voice, data, network and/or cloud solutions, and related services, including related services that the Company is engaged in at the time of Participant’s termination which it entered into after the execution of this Agreement, to consumer, business, enterprise, and wholesale customers of all types, regardless of whether provided via a reseller, agent, dealer, cable operator, ILEC, CLEC, VOIP provider, interexchange carrier, or other provider using forms of communication technology. Voice, data, network, cloud solutions, and related services include, but are not limited to,

i.	Consumer products and services including local and long distance, broadband, and digital TV;

ii.
Business and Enterprise products and services including voice, data network services, managed services, SD-WAN, cloud security products, unified communications, MPLS networking/security, UCaaS, CCaaS, business continuity, and similar cloud-based services; and

iii.	Wholesale products and services including Ethernet, transport, infrastructure, colocation, IP-VPN, and fiber to the tower.

“Competing Business” excludes wireless communication services but includes fixed wireless broadband services.

b.“Prohibited Capacity” means:

i.	The same or similar capacity or function in which Participant worked for the Company at any time during the last two (2) years of Participant’s employment; and/or

ii.	Any other capacity in which Participant’s knowledge of Confidential Information would render Participant’s assistance to a Competing Business a competitive advantage.

c.“Protection Period” means:

i.
The period commencing on the Date of Termination and ending on the date [CIC Restrictive Covenant Period] after the Date of Termination, if Participant is terminated pursuant to Section 3.4 of the Plan; or

ii.	The period commencing on the Date of Termination and ending on the date twelve (12) months after the Date of Termination, if Participant is terminated pursuant to Section 3.6 of the Plan.

In the event Participant breaches the covenants contained in this Addendum 1, the periods defined in this Section shall be extended for an additional period of time equal to the time that elapses from the commencement of the breach to the later of (a) the termination of such breach or (b) the final resolution of any litigation stemming from such breach.
d.    “Restricted Territory” means any state in which the Company or an Affiliate is licensed as an incumbent or competitive local exchange carrier.

EXHIBIT A

Participation Notice
Personal & Confidential

[DATE]

[NAME]
[ADDRESS]

Dear [FIRST NAME]:

I am pleased to inform you that you have been selected to participate in the Windstream Executive Severance Plan (the “Plan”), which has been established to provide severance benefits to certain senior leaders of the Company who are terminated from employment in certain limited circumstances.  The terms and conditions of your participation are set forth in and governed by the terms of the Plan and this participation notice (this “Participation Notice”).

For purposes of your participation in the Plan, the “Severance Multiplier” means [NUMBER], and the “CIC Restrictive Covenant Period” means [NUMBER] months.

Plan at a Glance

Change-in-Control Severance Benefits
Upon a Change-in-Control (CIC), you will be eligible for benefits if, within two (2) years of the CIC, you are terminated without Cause or voluntarily resign for Good Reason.

Benefits: Your Base Salary and Annual Incentive Target, multiplied by your Severance Multiplier; pro rata bonus in year of termination; COBRA subsidy; outplacement.

General Severance Benefits	If you are terminated without Cause, and no CIC has occurred, you will be eligible for benefits. Benefits: Your Base Salary and Annual Incentive Target, multiplied by one; COBRA subsidy; outplacement.

Noncompetition Provision
Participants in the Plan are bound by a noncompetition provision only in the following two (2) circumstances:

(a) If Participant is terminated without Cause or resigns for Good Reason within the two (2) years following a CIC and receives benefits under the Plan, the noncompetition provision applies for the CIC Restrictive Covenant Period following termination of employment; or

(b) If Participant is terminated without Cause outside of a CIC and receives benefits under the Plan, the noncompetition provision applies for twelve (12) months following termination of employment.

Confidentiality and Nonsolicitation Provisions
All Participants, regardless of whether they receive benefits under the Plan, will be subject to confidentiality, nonsolicitation of employees, and nonsolicitation of customer provisions.

The nonsolicitation provisions will be in effect during employment and:

(a) If Participant is terminated without Cause or resigns for Good Reason within the two (2) years following a CIC, the nonsolicitation provisions apply for the CIC Restrictive Covenant Period following termination of employment; or

(b) If Participant is terminated without Cause outside of a CIC, the nonsolicitation provisions apply for twelve (12) months following termination of employment.

The foregoing summary is provided for informational purposes only. If there is any conflict between this summary and the Plan, the Plan document shall govern. Capitalized terms in this summary have the meanings set forth in the Plan.

Legal Acknowledgments

By signing this Participation Notice you hereby acknowledge and agree that:

•
As a condition to, and in consideration of, your right to participate in the Plan, any change in control agreement, employment agreement, offer letter provision addressing severance or any other severance arrangement with the Company (including any predecessor companies) entered into on or prior to the date hereof (the “Prior Arrangement”) is hereby terminated and of no further force or effect, and you hereby waive and release any and all rights and claims under the Prior Arrangements.

•
You have been provided a copy of the Plan and had an opportunity to review and ask questions about the Plan. You understand that the Plan contains Restrictive Covenants, which include (1) restrictions on your use or disclosure of confidential information and soliciting our customers or employees upon any termination of employment, and (2) noncompetition provisions that would only apply upon a termination of employment in which you are entitled to severance benefits under the Plan (collectively, the “Restrictive Covenants”). You further understand that (a) the Restrictive Covenants are intended to encourage conduct that protects the legitimate business assets of the Company and its subsidiaries and affiliates, (b) as a condition to and in consideration of participating in the Plan, you hereby agree to be bound by and to comply with the terms and conditions of the Restrictive Covenants, and (c) you will notify the Company in writing if you have, or reasonably should have, any questions regarding the applicability of the Restrictive Covenants.

•	You further acknowledge that by signing this Participation Notice, you have agreed to comply with the Restrictive Covenants.

Please note that you are not required to participate in the Plan and may decline participation in the Plan by not returning this Participation Notice.

If you wish to accept participation in the Plan, you must execute this Participation Notice and see that it is returned in person or via email to me so that it is received no later than [Date]. This Participation Notice may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

It is important that the terms and conditions of your participation in the Plan as set forth in this Participation Notice be kept confidential, as they pertain only to you.

If you have any questions regarding this Participation Notice or the Plan, please direct those questions to Windstream’s Vice President - Compensation & Benefits.
Sincerely,

Mary Michaels
Agreed to and accepted:
____________________________________
[NAME]

____________________________________
Date

EXHIBIT B
CONFIDENTIAL GENERAL RELEASE
This CONFIDENTIAL GENERAL RELEASE (the “General Release”) is made and entered into by and between Windstream Services, LLC (“Windstream” or the “Company”) and [name] (“Executive,” or sometimes referred to herein as you).

WITNESSETH

In consideration of the mutual promises herein contained, Windstream and Executive agree as follows:

FIRST: You are hereby informed that you have forty-five (45) calendar days from [date] to consider the terms of this General Release. You are advised to discuss the terms with an attorney of your choice. The forty-five (45) calendar days shall expire on [date]. If you choose to execute this General Release before the end of forty-five (45) days, that is solely your choice. If you choose to execute this General Release, you will have seven (7) days from the date of execution to revoke, i.e., cancel, your consent to the General Release. If you choose to revoke this General Release, you must notify the Chief Human Resources & Legal Officer in writing of your revocation within the seven (7) day revocation period. The separation benefits outlined in Paragraph SECOND shall not be due and payable, and this General Release shall not become effective, binding or enforceable, until the seven (7) day revocation period has expired. Once the seven (7) day revocation period has elapsed, you can no longer revoke your acceptance of the separation benefits outlined in Paragraph SECOND or this General Release.

SECOND: Executive is a Participant in the Windstream Executive Severance Plan (the “Plan”). Windstream agrees that when you have signed this General Release, returned the signed original to Windstream on or before [date], and remain in compliance with all conditions and agreements in this General Release, including, without limitation, Paragraph EIGHTH and the restrictive covenants referenced in Paragraph SEVENTEENTH, you will receive the payments and benefits set forth in Section [fill in] of the Plan, pursuant to the terms of the Plan.

You acknowledge and agree that the payments and promises made by Windstream hereunder represent substantial value over and above that to which you would otherwise be entitled. You acknowledge and agree that the payments described herein are in lieu of and replace any other severance benefits to which you may be entitled. Windstream shall have the right to deduct from all payments made under this General Release any federal, state, local, foreign or other taxes which are required to be withheld with respect to such payments.

THIRD: The parties acknowledge that this General Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as an admission of liability or wrongdoing by either party and that both the Windstream Group (defined below) and Executive have expressly denied any such liability or wrongdoing. Executive agrees that he/she is eligible for reemployment by Windstream Group only by mutual agreement and consent of the parties.

FOURTH: You state and agree that your last day worked at Windstream was on [date], with an effective termination date of [date] (the “Date of Termination”). You state and agree that, if applicable, you are no longer an officer of the Company, any companies controlled by, controlling or under common control with the Company, and any predecessors, successors or assigns to the foregoing.

FIFTH: You understand, acknowledge and agree that your participation, if eligible and enrolled, under Windstream’s Health, Dental, Term Life Insurance, Vision Insurance and Voluntary Life Insurance ends as of [date], and Long Term Disability Insurance ends as of the Date of Termination. You will remain eligible to continue health and dental coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if you enroll and meet all the requirements for participation. Amounts that are vested benefits or which you are otherwise entitled to receive under any plan or arrangement with Windstream as of the Date of Termination shall be payable in accordance with such plan or arrangement except as modified by this General Release. Unless otherwise provided in this paragraph FIFTH, as of the Date of Termination you shall cease to be eligible to participate in Windstream’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long-term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements.

SIXTH: As a material inducement to Windstream to enter into this General Release, you, on your own behalf and on behalf of your heirs, representatives, agents and assigns by dower or otherwise hereby irrevocably and unconditionally COVENANT NOT TO SUE OR OTHERWISE VOLUNTARILY PARTICIPATE IN ANY LAWSUIT AGAINST, FULLY RELEASE, ACQUIT, INDEMNIFY, HOLD HARMLESS and OTHERWISE FOREVER DISCHARGE (i) Windstream Services, LLC, (ii) any companies controlled by, controlling or under common control with Windstream Services, LLC, and any predecessors, successors or assigns to the foregoing (together with Windstream Services, LLC, the “Windstream Group”), (iii) the Windstream Group’s compensation, benefit, incentive (including, but not limited to, individual incentive, project incentive, annual incentive, long-term incentive and annual bonus), pension, welfare and other plans and arrangements, and any predecessor or successor to any such plans and arrangements (including the sponsors, administrators and fiduciaries of any such plan and/or arrangements), and (iv) any of the Windstream Group’s current or former officers, directors, agents, executives, employees, attorneys, insurers, shareholders, predecessors, successors or assigns (hereinafter, collectively, “Releases”) from any and all actions, charges, claims, debts, complaints, demands, damages or liabilities of any kind or character whatsoever, known or unknown, in law or in equity (“Claims”), which you now have or may have had whether or not based on or arising out of your employment relationship with the Windstream Group or the termination of that employment relationship through the date of execution of this General Release. You understand and agree that you are waiving and releasing any and all Claims, including, but not limited to, the following:

a.    Those arising under any federal, state or local statute, ordinance or common law governing or relating to your employment relationship, including, but not limited to, (i) any claims on account of, arising out of or in any way connected with your hiring by the Windstream Group, employment with the Windstream Group or the termination of that employment, (ii) any claims alleged or which could have been alleged in any charge or complaint against the Windstream Group, including, but not limited to, those with the Equal Employment Opportunity Commission, or other similar state agency, the Occupational Safety and Health Administration, and the Secretary of Labor, (iii) any claims relating to the conduct, including action or inaction, of any executive, employee, officer, director, agent or other representative of the Windstream Group, (iv) any claims of discrimination, harassment or retaliation on any basis, (v) any claims arising from any legal restrictions on an employer’s right to separate its employees, (vi) any claims for personal injury, compensatory or punitive damages, front pay, back pay, liquidated damages, treble damages, legal and/or attorneys’ fees, expenses and litigation costs or other forms of relief, (vii) any claims for compensation and benefits, (viii) any cause of action or claim that could have been asserted in any litigation or other dispute resolution process, regardless of forum (judicial, arbitral or other), against any employee, officer, director, agent or other representative of the Windstream Group, (ix) any claim for, or right to, arbitration, and any claim alleged or which could have been alleged in any charge, complaint or request for arbitration against the Windstream Group, (x) any claim on account of, arising out of or in any way connected with any employment agreement between you and the Windstream Group, (xi) any claim on account of, arising out of or in any way connected with the alleged termination of your employment without “cause” or for “good reason,” (xii) any claim on account of, arising out of or in any way connected with medical, dental, life insurance or other welfare benefit plan coverage, and (xiii) all other causes of action sounding in contract, tort or other common‑law basis, including, but not limited to: (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) wrongful discharge, (d) just cause dismissal, (e) defamation, (f) interference with contract or business relationship, (g) negligent or intentional infliction of emotional distress, (h) promissory estoppel, (i) claims in equity or public policy, (j) assault, (k) battery, (l) breach of employee handbooks, manuals or other policies, (m) breach of fiduciary duty, (n) false imprisonment, (o) fraud, (p) invasion of privacy, (q) whistleblower claims, (r) negligence, negligent hiring, retention or supervision and (s) constructive discharge; and

b.    Those arising under any law relating to sex, age, race, color, religion, handicap or disability, harassment, veteran status, sexual orientation, retaliation, or national origin discrimination, including, without limitation, any rights or claims arising under Title VII of the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12,101 et seq.; Sections 806 and 1107 of the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq.; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; any state’s Worker Adjustment and Retraining Notification Act; any state’s Human Rights Act; any state’s Wage Payment and Collection Law; and any other similar state statutes, as such statutes may be amended from time to time; and

c.	Those arising out of Employee Retirement Income Security Act of 1974, as amended; and

d.	Those arising out of the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; and

e.    Those arising under the civil rights, labor and employment laws of any state, municipality or local ordinance; and

f.    Any claim for reinstatement, compensatory damages, back pay, front pay, interest, punitive damages, special damages, legal and/or attorneys’ fees, expenses and litigation costs, including expert fees; and

g.    Those arising out of any other federal, state or local law that affords employees or individuals protection of any kind whatsoever; and

h.    Subject to Paragraph TWELFTH, those arising under the following agreements or plans (and any predecessor or successor to any such agreements or plans):

Windstream Corporation 2006 Equity Incentive Plan, including, without limitation, all Restricted Share Agreements between Windstream and you;
Windstream Corporation Performance Incentive Compensation Plan; and
Windstream Severance Pay Plan.

SEVENTH: You represent and agree that you have not filed any Claim against the Releases. Nothing contained in this General Release, or any other agreement, policy, practice, procedure, directive or instruction maintained by the Company, shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Executive does not need prior authorization of any kind to make any such reports or disclosures to any Government Agency and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this General Release limits any right Executive may have to receive a whistleblower award or bounty for information provided to any Government Agency. By executing this General Release, Executive acknowledges that the Company has informed Executive, in accordance with 18 U.S.C. § 1833(b), that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure: (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

EIGHTH: As further consideration and material inducement for Windstream to enter into this General Release, you agree not to disclose, orally or in writing, to any person, corporation,

firm, business, entity, court or governmental authority, without the prior written consent of Windstream:

a.    the terms and provisions of this General Release, including, but not limited to, the amounts paid pursuant to this General Release; or

b.	any documents, files, records or any other information related to this General Release.

Notwithstanding the foregoing, Executive may disclose information about this General Release to (1) his/her spouse, (2) his/her attorney, and (3) his/her tax advisor solely for the purpose of obtaining tax advice, so long as each person agrees to the confidentiality provisions in this Paragraph EIGHTH. Further, you agree to refrain from disparaging any member of the Windstream Group, its officers, Board of Directors, or other Releases in statements or releases to the media or in verbal or written communications with Windstream customers, employees or individuals or representatives of entities with whom Windstream has a current contractual relationship.

The Company agrees that Executive may respond to legitimate inquiries regarding his/her employment with the Company by stating that the parties terminated their relationship on an amicable basis and that the parties have entered into a confidential General Release that prohibits him/her from further discussing the specifics of his/her separation. Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in the General Release. Further, nothing contained herein shall be construed to limit or otherwise restrict the Windstream Group’s ability to disclose the terms and conditions of the General Release as may be required by law or business necessity.

NINTH: Any and all Windstream Group papers, records, files (complete or in process), keys, documents, credit cards, confidential or proprietary information, trade secrets, databases and compilations, computer software programs, computer hardware, customer information, blueprints, personal communication devices, equipment, or any other property owned by the Windstream Group in your possession or under your control on your last day of employment shall be immediately returned to Windstream Group (without your retaining any copies thereof).

TENTH: You acknowledge that you are no longer authorized to incur any expenses on behalf of the Windstream Group or bind the Windstream Group in any way after your last day of employment. If you should bind or attempt to bind the Windstream Group in any way after your last day of employment, you agree to indemnify, defend and hold the Windstream Group harmless against any loss, damage, claim or expense (including reasonable attorneys’ fees) arising from such unauthorized actions.

ELEVENTH: You agree to be reasonably available and cooperate with Windstream Group officials and designated agents with respect to any possible, potential or actual court or administrative agency proceedings brought by or against the Windstream Group about which you may have knowledge or information. Windstream Group shall reimburse you for any reasonable expenses you incur in complying with this provision

TWELFTH: Notwithstanding anything herein to the contrary, the sole matters to which this General Release does not apply are: (a) your rights of indemnification and directors and officers liability insurance coverage to which you were entitled immediately prior to your termination of employment with regard to your service as an officer or director of any member of the Windstream Group, if applicable, (b) your rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Windstream Group or under COBRA, (c) your rights under any equity awards, agreements or plans for which you received grants prior to termination and which by their terms or the terms of the Agreement do not lapse, or (d) your rights to receive the payments and other consideration specified in Paragraph SECOND of this General Release.

THIRTEENTH: In the event that you breach or threaten to breach any provision of this General Release, you agree that the Windstream Group shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. You hereby waive any claim that the Windstream Group has an adequate remedy at law. In addition, and to the extent not prohibited by law, you agree that the prevailing party shall be entitled to an award of all costs and attorneys’ fees in any successful effort to enforce the terms of this General Release. You agree that the foregoing relief shall not be construed to limit or otherwise restrict the Windstream Group’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if you pursue any claims against any Releasee subject to this General Release, you agree to immediately reimburse Windstream the amount of the payments and the value of the other consideration received by you in accordance with Paragraph SECOND of this General Release to the fullest extent permitted by law.

FOURTEENTH: You state and agree that in executing this General Release you do not rely and have not relied upon any representation or statement made by Windstream or by any of Windstream’s agents, representatives or attorneys with regard to the subject matter, bases or effect of this General Release.

FIFTEENTH: Each of the promises and obligations contained in this General Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the parties.

SIXTEENTH: This General Release shall in all respects be governed under the Laws of the State of Arkansas.

SEVENTEENTH: This General Release sets forth the entire agreement between you and Windstream and fully supersedes or replaces any and all prior agreements or understandings between the parties relating to the subject matter contained in the General Release. Notwithstanding the preceding sentence, this General Release shall not supersede or have any effect on any prior confidentiality, noncompetition, nonsolicitation or nondisclosure covenant(s) executed by you for the benefit of the Windstream Group, specifically including, but not limited to, Article VIII of and Addendum 1 to the Plan and the Participation Notice you signed as acceptance of the Plan and agreement to these post-termination covenants.

EIGHTEENTH: It is the desire of the parties that if any of the provisions of this General Release be judged to be invalid or unenforceable, or if compliance with any provision is restrained until a final determination as to its legality, then the changes or restraint will apply only to the operation of that part or parts judged invalid, unenforceable or restrained. To the extent any part of this General Release is deemed invalid, unenforceable or restrained, the remaining agreement parts will be valid and enforceable to the fullest extent possible.

NINETEENTH: This General Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

NOTICE TO EXECUTIVE - PLEASE READ CAREFULLY BEFORE SIGNING:

THIS GENERAL RELEASE IS A LEGALLY BINDING DOCUMENT WITH IMPORTANT LEGAL CONSEQUENCES. YOU ARE ENTITLED TO A PERIOD OF NOT LESS THAN FORTY-FIVE (45) CALENDAR DAYS IN WHICH TO REVIEW AND CONSIDER THIS DOCUMENT BEFORE SIGNING IT. PLEASE RETURN THE SIGNED GENERAL RELEASE TO:

Windstream Services, LLC
4001 Rodney Parham Drive
Mailstop B1F02-93
Little Rock, AR 72212
Attn: Chief Human Resources & Legal Officer

IT IS RECOMMENDED THAT YOU CONSULT YOUR OWN ATTORNEY BEFORE SIGNING THIS DOCUMENT. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, FULLY UNDERSTAND, AND VOLUNTARILY AGREE TO ALL OF THE PROVISIONS CONTAINED IN THIS GENERAL RELEASE.

IN WITNESS WHEREOF, the parties have themselves signed, or caused a duly authorized agent thereof to sign, this General Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EXECUTIVE [DO NOT SIGN UINTIL AFTER SEPARATION DATE]	WINDSTREAM SERVICES, LLC
Signed:	Signed:
Print Name:	Title:
Date:	Date: